QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        We hereby consent to the reference of our firm and to the use of our report effective December 31, 2014, dated January 22, 2015, in the Cobalt International Energy, Inc. Annual Report on Form 10-K for the year ended December 31, 2014, to be filed with the U. S. Securities and Exchange Commission on or about February 23, 2015.

        We hereby further consent to the incorporation by reference in the Registration Statements on (i) Form S-8 (file no. 333-163883), (ii) Form S-8 (file no. 333-164624), and (iii) Form S-3 (file no. 333-193117) of such information and in any related prospectus, including any reference to our firm under the heading "Experts" in such prospectus.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ G. LANCE BINDER G. Lance Binder, P.E. Executive Vice President

Dallas, Texas
February 23, 2015

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.

QuickLinks

  Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS